MASTER CO-MARKETING AGREEMENT

This Master Co-Marketing Agreement ("Agreement") effective as of October 1, 2007 ("Effective Date") by and between NeuStar, Inc. ("NeuStar") and the company identified below (Company") (individually a "Party" and collectively the "Parties").

COMPANY: TRALLIANCE, INC.		ACCEPTED BY: NEUSTAR, INC.	
By:	(Signature)	By:	(Signature)
Name:	EDWARD A. CESPEDES	Name:	[illegible]
Title:	CHIEF EXECUTIVE OFFICER	Title:	[illegible]
Date:	OCTOBER 11, 2007	Date:	[illegible]
Address:	110 E. BROWARD BLVD. #1400 Ft. LAUDERDALE, FL. 33301	Address:	46000 Center Oak Plaza Sterling, Virginia 20166
Fax:	954-769-5930	Fax:	703-735-7585
E-Mail:	EDC@TRAVEL.TRAVEL	E-Mail:	[illegible]

Explanatory Statement

In October 2004, Company was selected by ICANN to be the registry operator for the .travel top-level domain. Subsequently, NeuStar entered into an agreement with Company to become the technical back-end operator of the .travel top-level domain registry ("Master Services Agreement." Company, directly or through its Affiliates, desires to purchase .travel domain names in bulk to utilize on behalf of the travel industry. NeuStar and Company desire to enter into a master agreement providing Company with price discounts for such bulk purchases.

General Terms & Conditions

1. DEFINITIONS.

1.1. "Affiliates" shall mean, with respect to a specified Person, any other Person that, directly or indirectly, Controls, is under common Control with, or is Controlled by such specified Person.

1.2. "Agreement" means this Master Co-Marketing Agreement, including any Addenda, Exhibits or Schedules thereto.

1.3. "Co-Marketing Program" means any joint marketing program offered by NeuStar hereunder, the details of which shall be set forth in an Addendum hereto.

1.4. "Control" and its derivatives shall mean legal, beneficial or equitable ownership, directly or indirectly, of more than fifty percent (50%) of the outstanding voting capital stock (or other ownership interest, if not a corporation) of an entity, or actual managerial or operational control over such entity.

1.5. "Customer" means any individual, company or legal entity that is an authorized user of Company's services.

1.6. "Event of Default" means any of the following: (a) any representation or warranty made by either Party in the Agreement that proves to have been incorrect when made; (b) a material breach of the Agreement by either Party, which breach is not cured within fifteen (15) days after written notice of breach to the breaching Party; or (c) any situation in which either Party commits a material breach of the Agreement that is not capable of being cured within ten (10) days and fails to (i) proceed promptly and diligently to correct the breach, (ii) develop within fifteen (15) days following written notice of breach a complete plan for curing the breach, and (iii) cure the breach within fifteen (15) days of written notice thereof.

1.7. "ICANN" means the Internet Corporation for Assigned Names and Numbers.

1.8. "Intellectual Property" means all intellectual property rights, including by way of explanation, but not by limitation, those statutory or common law rights in and relating to copyrights, patents, trademarks, trade secrets, moral rights, or any similar rights.

1.9. "Registration" or "Registered" shall mean the initial registration of a .travel domain name.

1.10. A "Registration Year" shall mean each year for which a new .travel domain name has been registered.

1.11. "Person" shall mean any individual, corporation, proprietorship, firm, partnership, limited liability company, trust, association or other entity.

1.12. "Renewal" or "Renewed" shall mean the re-registration of a .travel domain name for one Renewal Year.

1.13. A "Renewal Year" shall mean each year for which a .travel domain name has been renewed.

1.14. "Term" means the period set forth in Section 4.1.

1.15. "Transaction" shall be defined as either a Registration and/or Renewal of a .travel domain name.

1.16. A "Transaction Year" shall mean each year for which a .travel domain name is Registered or Renewed.

1.17. "TLD" means a top level domain of the Internet domain name system.

2. OBLIGATIONS.

2.1. Year 1. Commencing on or after the Effective Date, Company shall purchase a minimum of *** Registrations from a .travel accredited registrar ("First Year Registration Minimum"). In purchasing the First Year Registration Minimum the Company shall be permitted to purchase Registrations in blocks of *** registrations. As part of this program, Company shall be permitted to purchase additional Registrations in blocks of *** Registrations in exchange for the pricing set forth in Section 3.1.b.3 below.

2.2. Years 2 and Beyond. During the remainder of the Term (as defined in Section 4.1), Company must purchase a minimum of Transaction Years per annum ("Yearly Transaction Minimum") from a .travel accredited registrar. As part of this program, Company shall be permitted to purchase additional Transaction Years in blocks of *** Registrations in exchange for the pricing set forth in Sections 3.1.c.2 and 3.1.d.2 (as applicable).

2.3. General Rules / Eligibility.

(a) No Carry-Over. In the event that Company purchases Registrations and/or Transaction Years in excess of the applicable minimums, such excess Registration Years and/or Transaction Years shall not apply towards the following Yearly Transaction Minimum(s).

(b) All Registrations and/or Transactions shall be for periods of one (1) year. Registrations and/or Transactions in excess of one (1) year shall not be eligible.

(c) All Registrations/Transactions shall be purchased through the same ICANN-Accredited registrar through a unique registrar account ID set-up by NeuStar for the Company selected registrar. When Registrations/Transactions are purchased through this unique registrar account and ID, NeuStar shall supress all standard billing and collections with respect to such Registrations/Transactions. NeuStar shall cooperate with and assist Company in the drafting of an appropriate "Request For Proposals" from ICANN-Accredited registrars for Company to utilize to implement the programs described herein.

(d) Each Registration/Transaction shall contain the same .travel domain name registrant contact information and identification. In addition, NeuStar shall provide Company with a unique tracking mechanism to identify Registrations and Transactions associated with the marketing program.

2.4. Quarterly Report. On no less than a quarterly basis, Company shall provide to NeuStar a list of all .travel domain names included in the marketing program set forth herein.

2.5. Live Sites Requirement. Company shall ensure that by no later than the first anniversary of the Effective Date, at least *** *** .travel websites are launched. .Travel web sites will contain contextually relevant information about the domains on which they reside. Websites will take on many recognizable forms such as blog, directories, news and events and many others. The websites will let users research travel to and from specific countries, regisons and areas, as well bring them up to date on current events in those areas. Failure to obtain a minimum of *** new "live" .travel websites shall be considered an Event of Default as defined herein.

2.6. Transfer of .travel domain names. In the event that any of the .travel domain names Registered or Renewed under this program are sold, leased or otherwise transferred to a third party, NeuStar shall be entitled to receive no less than ***% of the fees received by Company for the transfer of such domain names and/or the program(s) associated with such name(s). Provided that any third-party transferee agrees with the Company and NeuStar to comply with the obligations of the Company as set forth herein, *mutatis mutandis*, such names shall continue to be eligible for participation under this program for future renewal of such names.

2.7. Conduct. Company's promotion to Customers and prospective Customers shall be consistent with good business ethics and in a manner that reflects favorably upon NeuStar. Each Party shall refrain from engaging in any illegal, unfair, or deceptive trade practices, unethical business practices or, as to Company, making any representations or warranties regarding NeuStar otherwise approved by NeuStar. In addition, Company warrants that its actions are, and will continue to be, in accordance with all applicable ICANN rules, regulations and restrictions.

3. FEES, PAYMENT AND AUDITS.

3.1. Fees

(a) Set-up Fee. By no later than thirty (30) days following the Effective Date, Company shall pay to NeuStar an initial set-up fee of $37,500.

(b) Initial Term Fees.

3.1.b.1. By no later than forty-five (45) days following the Effective Date, Company shall pay to NeuStar $225,000. Such fees shall cover the First Year Registration Minimum as well as the Yearly Transaction Minimum for the second (2nd) year of the Agreement.

3.1.b.2. By no later than October 15, 2008, Company shall pay to NeuStar $112,500 to cover the Yearly Transaction Minimum for the final year of the Initial Term.

3.1.b.3. For each (i) Registration above the First Year Registration Minimum during the first year of the Initial Term, or (ii) each Transaction above the Yearly Transaction Minimum during the second and third years of the Initial Term, Company shall pay to NeuStar *** per Registration Year/Transaction Year (as applicable) purchased by Company by no later than fourteen (14) days from the date of NeuStar's invoice.

(c) First Renewal Term.

3.1.c.1. In the event that Company elects a First Renewal Term as described in Section 4.1 below, Company shall pay to NeuStar a total of (i) $300,000 by no later than October 15, 2010 and an additional (ii) $300,000 by no later than October 15, 2011 to cover the applicable Yearly Transaction Minimums for the two years of the First Renewal Term.

3.1.c.2. For each Transaction above the Yearly Transaction Minimum during First Renewal Term, Company shall pay to NeuStar *** per Transaction Year purchased by Company above such minimum by no later than fourteen (14) days from the date of NeuStar's invoice.

(d) Second Renewal Term.

3.1.d.1. In the event that Company elects the Second Renewal Term as described in Section 4.1 below, Company shall pay to NeuStar a total of (i) $450,000 by no later than October 15, 2012, (ii) $450,000 by no later than October 15, 2013 and (iii) an additional $450,000 by no later than October 15, 2014 to cover the applicable Yearly Transaction Minimums for the three (3) years of the Second Renewal Term.

3.1.d.2. For each Transaction above the Yearly Transaction Minimum during Second Renewal Term, Company shall pay to NeuStar *** per Transaction Year purchased by Company above such minimum by no later than fourteen (14) days from the date of NeuStar's invoice.

3.2. Payment

(a) All fees are to be paid in U.S. dollars and, when paid, are non-cancelable, non-contingent and non-refundable.

(b) In the event an undisputed payment is not received by the due date set forth on an invoice, a late fee of one and one-half percent (1.5%) per month or the highest rate allowed under the law, whichever is lower, shall be assessed against overdue amounts.

(c) The fees paid hereunder shall not apply towards the "Minimum [NeuStar] Fee" set forth in Exhibit I to the Master Services Agreement by and between the Parties.

(d) If NeuStar commences legal proceedings to collect any payment due to it hereunder, Company shall be responsible for and pay all reasonable attorneys fees, court costs and other reasonable collection expenses incurred by NeuStar.

3.3. Record Keeping. Each Party shall maintain complete, true and accurate records of its accounting, business, registration and other records regarding its activities under this Agreement in accordance with U.S. generally accepted accounting principles and such party's business practices. Each Party shall retain such records during the term of a Co-Marketing Program and for six (6) months thereafter.

3.4. Inspection. During the Term, and for six (6) months thereafter, each Party shall provide the other, or its designated representative, upon written request of at least fifteen (15) days, and not more than twice per calendar year, access to its records during normal business hours for the sole purpose of verifying compliance with the terms of this Agreement.

4. TERM AND TERMINATION.

4.1. Term. This Agreement shall commence on the Effective Date and shall continue for a period of three (3) years ("Initial Term"). This Agreement shall automatically renew for an additional two (2) years unless Company provides NeuStar with no less than sixty (60) days written notice prior to the end of the Initial Term ("First Renewal Term"). Thereafter, this Agreement shall automatically renew for an additional three (3) years unless Company provides NeuStar with no less than sixty (60) days written notice prior to the end of the First Renewal Term ("Second Renewal Term"). Collectively, the Initial Term, First Renewal Term and Second Renewal Term shall be referred to as the "Term:").

4.2. Material Breach. Either party may terminate this Agreement effective immediately upon an Event of Default.

4.3. Necessary Requirement. This Agreement may be terminated in whole or in part and effective immediately, as necessary to comply with any written requirement imposed by ICANN on either party herein, pursuant to the terms of an applicable contract with ICANN, in effect, or the requirement of an applicable government authority; provided, however, that neither party can exercise its right to terminate until such requirement is deemed final, after any applicable appeals. .

4.4. Insolvency. Either Party may immediately terminate this Agreement if the other Party (a) ceases to do business in the normal course for a continuous period of at least thirty (30) calendar days, (b) becomes or is declared insolvent or bankrupt, (c) is the subject of any proceeding related to its liquidation or insolvency (whether voluntarily or involuntarily) which is not dismissed within ninety (90) calendar days or (d) makes an assignment for the benefit of creditors.

4.5. Suspension. NeuStar may suspend any of its Co-Marketing Programs and/or terminate this Agreement without notice and effective immediately (i) in order to prevent damage to or degradation of its network integrity which may be caused by Company or its Customers, (ii) to comply with any law, regulation, court order, or other governmental request or order, (iii) for violation of NeuStar's published Terms and Conditions or Privacy Policy, or (iv) for other behavior that in NeuStar's sole discretion may be deemed to be illegal or otherwise to protect NeuStar from legal liability. NeuStar will give Company notice regarding the reason(s) for suspension or termination as soon as reasonably practicable after such suspension or termination.

4.6. Effect. Termination or expiration of this Agreement refers to the termination of all the Parties' respective commitments and obligations hereunder from and after the date of termination, but does not relieve the Parties of their obligations incurred prior to the date of termination. Unless otherwise expressly provided, the termination or expiration of an Addendum, Exhibit or Schedule shall not serve to terminate automatically this Agreement. Within thirty (30) days after the expiration or termination of this Agreement, Company shall return to NeuStar or destroy all original and copies (including partial copies) of all NeuStar Confidential Information in Company's possession. Within such time period, Company shall certify in writing to NeuStar its compliance with this provision.

4.7. Survival. Any provision that contemplates performance or observance subsequent to any termination or expiration of this Agreement (in whole or in part) shall survive any termination or expiration of the Agreement (in whole or in part, as applicable) and continue in full force and effect.

5. INTELLECTUAL PROPERTY. Each Party retains all right, title and interest in and to its respective Intellectual Property Rights. No licenses will be deemed to have been granted by either Party to any of its Intellectual Property, except as otherwise expressly authorized in this Agreement.

6. WARRANTIES/DISCLAIMERS.

6.1. Company warrants that all information provided by Company as part of the registration process shall be complete and accurate. Company also warrants that caeh registration it makes is being done so in good faith and that it has no knowledge of it infringing upon or conflicting with the legal rights of a third party or a third party's registration, trademark or trade name. Company also warrants that the domain names being registered will not be used in connection with any illegal activity.

6.2. NEUSTAR MAKES NO WARRANTY TO COMPANY, CUSTOMERS, RESELLERS, OR TO ANY OTHER ENTITY, WHETHER EXPRESS, IMPLIED OR STATUTORY, AS TO THE MERCHANTABILITY, FITNESS FOR ANY PARTICULAR PURPOSE, LACK OF VIRUSES, ACCURACY OR COMPLETENESS OF RESPONSES OR RESULTS, TITLE, NONINFRINGEMENT, QUIET ENJOYMENT OR QUIET POSSESSION, OR CORRESPONDENCE TO DESCRIPTION WITH RESPECT TO ANY CO-MARKETING PROGRAM.

7. LIMITATION OF LIABILITY.

7.1. Intent. The Parties intend for each to be liable to the other only for direct damages incurred by the non-breaching Party as a result of the breaching Party's failure to perform its obligations as required by this Agreement.

7.2. Restriction. NEITHER PARTY, NOR ITS AFFILIATES, OFFICERS, DIRECTORS, EMPLOYEES, AGENTS OR ASSIGNS, SHALL BE LIABLE TO THE OTHER OR ANY THIRD PARTY FOR ANY SPECIAL, INCIDENTAL, PUNITIVE, CONSEQUENTIAL OR INDIRECT DAMAGES, INCLUDING, BUT NOT LIMITED TO, LOST PROFITS, LOSS OF BUSINESS OR ANY OTHER PECUNIARY LOSS, ARISING IN ANY WAY OUT OF OR UNDER THIS AGREEMENT, WHETHER IN TORT, CONTRACT OR OTHERWISE, EVEN IF SUCH PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.

7.3. Reliance. WITHOUT LIMITING THE FOREGOING, NEITHER PARTY, NOR ITS AFFILIATES, OFFICERS, DIRECTORS, EMPLOYEES, AGENTS OR ASSIGNS, SHALL BE LIABLE TO THE OTHER OR ANY THIRD PARTY, INCLUDING, FOR EXAMPLE, EITHER PARTY'S CUSTOMERS OR RESELLERS, FOR ANY DAMAGES ARISING IN ANY WAY OUT OF ITS RELIANCE ON OR USE OF CONTENT, INFORMATION, OR SERVICES PROVIDED ON OR THROUGH ANY CO-MARKETING PROGRAM OR THAT RESULT FROM OR ARE RELATED TO THE SENDING OF UNSOLICITED E-MAIL OR MISTAKES, OMISSIONS, INTERRUPTIONS, DELETION OF FILES, ERRORS, DEFECTS, DELAYS IN OPERATION OR TRANSMISSION OR ANY FAILURE OF PERFORMANCE OF ANY KIND.

7.4. Exceptions. The limitations set forth in this Article shall not apply with respect to: (a) fees due and owing under this Agreement; (b) third-party claims subject to indemnification; (c) claims arising out of a breach of Intellectual Property obligations; or (d) claims arising out of a breach of confidentiality obligations.

7.5. Limitation. NeuStar's liability to Company arising out of or under this Agreement, whether in contract, tort or otherwise, shall be limited to the amounts actually paid or matched (including both principal and interest) to Company by NeuStar at the time that the event resulting in liability occurs.

8. INDEMNIFICATION.

8.1. Obligation. Each Party shall, at its own expense, defend or, at its option, settle any claim, suit or proceeding brought against the other, and its parents, subsidiaries, Affiliates, officers, directors, shareholders, and members, arising from, relating to, incurred in connection with, or based on allegations of (a) the damage, loss or destruction of any real or tangible personal property resulting from the negligence or willful misconduct of such Party; or (b) such Party's breach of its obligations hereunder. In addition, Company agrees to release, defend, indemnify and hold harmless NeuStar from and against any losses, damages or costs, including reasonable attorney's fees, resulting from any claim, action, proceeding suit or demand arising out of or related to Company's registration, renewal, transfer and/or use of the .travel domain names. The indemnifying Party shall pay the Party seeking indemnification any damages finally awarded or settlement amounts agreed upon as direct damages to the extent based upon such a claim.

8.2. Contingency. The indemnification obligations set forth in this Article are contingent on the Party seeking indemnification providing the other Party with (i) prompt written notice of a claim subject to indemnification, (ii) control over the defense and settlement of such a claim, and (iii) proper and full information and assistance to settle or defend any such claim.

9. CONFIDENTIAL INFORMATION

9.1 Use of Confidential Information. During the Term of this Agreement, a Disclosing Party may be required (or elect) to disclose Confidential Information to the Receiving Party. Each party's use and disclosure of the Confidential Information shall be subject to the following terms and conditions:

(a) The Receiving Party shall treat as strictly confidential, and use all reasonable efforts to preserve the secrecy and confidentiality of, all Confidential Information, including implementing reasonable physical security measures and operating procedures.

(b) The Receiving Party agrees that it will use any Confidential Information solely for the purpose of exercising its rights or performing its obligations under this Agreement and for no other purposes whatsoever.

(c) The Receiving Party shall make no disclosures whatsoever of any Confidential Information of the Disclosing Party to others; provided, however, that if the Receiving Party is a corporation, partnership, or other organization, disclosure is permitted to the Receiving Party's officers, employees, contractors and agents who have a demonstrable need to know such Confidential Information, provided the Receiving Party shall advise such personnel of the confidential nature of the Confidential Information and of the procedures required to maintain the confidentiality thereof, and shall require them to acknowledge in writing that they have read, understand, and agree to be individually bound by the confidentiality terms of this Agreement.

(d) The Receiving Party shall not modify or remove any confidentiality legends and/or copyright notices appearing on any Confidential Information.

(e) The Receiving Party agrees not to prepare, or claim any rights to, any derivative works based on the Confidential Information.

(f) Notwithstanding the foregoing, this Subsection 9.1 imposes no obligation upon the parties with respect to information that (a) is disclosed to a third party with the Disclosing Party's prior written approval; or (b) is or has entered the public domain through no fault of the Receiving Party; or (c) is known by the Receiving Party prior to the time of disclosure (as shown by documentary records to that effect); or (d) is independently developed by the Receiving Party without use of, or reference to, the Confidential Information; or (e) is made generally available by the Disclosing Party without restriction on disclosure; or (f) Receiving Party receives in good faith from a third party who is not, directly or indirectly, under an obligation of confidentiality to Disclosing Party with respect to same.

(g) In the event the Receiving Party is required by law, regulation or court order to disclose any Confidential Information, Receiving Party will promptly notify Disclosing Party in writing prior to making any such disclosure in order to facilitate Disclosing Party seeking a protective order or other appropriate remedy from the proper authority, at the Disclosing Party's expense. Receiving Party agrees to cooperate with Disclosing Party in seeking such order or other remedy. Receiving Party further agrees that if Disclosing Party is not successful in precluding the requesting legal body from requiring the disclosure of the Confidential Information, it will furnish only that portion of the Confidential Information which is legally required.

(h) The Receiving Party's duties under this Subsection 9.1 shall expire five (5) years after the expiration or termination of this Agreement, or earlier upon written agreement of the parties.

9. DISPUTE RESOLUTION. Any and all disputes of any nature arising under or in connection with this Agreement, including requests for specific performance, shall be resolved through binding arbitration conducted as provided in this Section pursuant to the rules of the American Arbitration Association ("AAA"). The arbitration shall be conducted in the English language and shall occur in the County of Fairfax, Virginia, USA. There shall be three (3) arbitrators: each party shall choose one arbitrator, who together will select a third; if the two arbitrators are not able to agree on a third arbitrator within fifteen (15) calendar days of the designation of the second arbitrator, the AAA shall choose the third. The parties shall bear the costs of the arbitration in equal shares, subject to the right of the arbitrators to reallocate the costs in their award as provided in the AAA rules. The parties shall bear their own attorneys' fees in connection with the arbitration, and the arbitrators may not reallocate the attorneys' fees in conjunction with their award. The arbitrators shall render their decision within ninety (90) calendar days of the selection of the third arbitrator. Any litigation brought to enforce an arbitration award shall be brought in a Commonwealth or federal court in the Eastern District of the Commonwealth of Virginia, USA; however, the parties shall also have the right to enforce a judgment of such a court in any court of competent jurisdiction. For the purpose of aiding the arbitration and/or preserving the rights of a party during the pendency of an arbitration, each party shall have the right to seek temporary or preliminary injunctive relief from the arbitration panel or any court of competent jurisdiction located in the Eastern District of the Commonwealth of Virginia, USA, which shall not be a waiver of this arbitration agreement.

10. MISCELLANEOUS.

10.1. Expenses. Each party shall be responsible for its own expenses incurred in connection with the performance of its obligations hereunder.

10.2. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Virginia without regard to its principles of conflicts of laws.

10.3. Severability. In the event that any provision of this Agreement shall be unenforceable or invalid under any applicable law or be so held by applicable court decision, such unenforceability or invalidity shall not render this Agreement unenforceable or invalid as a whole, and, in such event, such provision shall be changed and interpreted so as to best accomplish the objectives of such provision within the limits of applicable law or applicable court decision.

10.4. Notices. Any notice or other communication required or permitted to be delivered to any party under this Agreement shall be in writing and shall be deemed properly delivered, given and received when delivered by hand, by registered mail (return receipt requested), by courier or express delivery service, by e-mail (against of receipt of confirmation of delivery) or by telecopier (against receipt of answerback confirming delivery) during business hours to the address or telecopier number, or e-mail address set forth beneath the name of such party below or when delivery as described above is refused by the intended recipient, unless such party has given a notice of a change of address in writing pursuant to the foregoing.

If to Company:
Tralliance Corporation
110 East Broward Blvd., Suite 1400
Ft. Lauderdale, FL 33301
Attn: Edward A. Cespedes, Chief Executive Officer
Phone: 954-769-5948
Fax: 954-769-5930

with copy to:
Tralliance Corporation
110 East Broward Blvd., Suite 1400
Ft. Lauderdale, FL 33301
Attn: Robin Lebowitz, Vice President
Phone: 954-769-5949
Fax: 954-769-5930

If to NeuStar, Inc.:
NeuStar, Inc.
46000 Center Oak Plaza
Building 10
Sterling, VA 20166
Attn: Richard Tindal, VP, Registry Services
phone: (571) 434-5400
fax: (571) 434-5401

with a copy to:
NeuStar, Inc.
46000 Center Oak Plaza
Building 10
Sterling, VA 20166
Attn: General Counsel
phone: (571) 434-5400
fax: (571) 434-5735

10.5. Third-Party Beneficiaries. This Agreement shall not be construed to create any obligation by either party to any non-party to this Agreement.

10.6. Relationship of the Parties. Nothing in this Agreement shall be construed as creating an employer-employee or agency relationship, a partnership or a joint venture between the parties.

10.7. Assignment. Company shall not assign or otherwise transfer all or any portion of its rights or obligations under this Agreement without prior written consent of NeuStar.

10.8. Force Majeure. Except for the non-payment of Fees, neither party shall be liable to the other for any loss or damage resulting from any cause beyond its reasonable control (a "Force Majeure Event") including, but not limited to, insurrection or civil disorder, war or military operations, national or local emergency, acts or omissions of government or other competent authority, compliance with any statutory obligation or executive order, industrial disputes of any kind (whether or not involving either party's employees), fire, lightning, explosion,

flood, subsidence, weather of exceptional severity, equipment or facilities shortages which are being experienced by providers of telecommunications services generally, or other similar force beyond such Party's reasonable control, and acts or omissions of persons for whom neither party is responsible. Upon occurrence of a Force Majeure Event and to the extent such occurrence interferes with either party's performance of this Agreement, such party shall be excused from performance of its obligations (other than payment obligations) during the first six (6) months of such interference, provided that such party uses commercially reasonable efforts to avoid or remove such causes of nonperformance as soon as possible.

10.9. Waivers. No failure on the part of either party to exercise any power, right, privilege or remedy under this Agreement, and no delay on the part of either party in exercising any power, right, privilege or remedy under this Agreement, shall operate as a waiver of such power, right, privilege or remedy; and no single or partial exercise or waiver of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy. Neither party shall be deemed to have waived any claim arising out of this Agreement, or any power, right, privilege or remedy under this Agreement, unless the waiver of such claim, power, right, privilege or remedy is expressly set forth in a written instrument duly executed and delivered on behalf of such party; and any such waiver shall not be applicable or have any effect except in the specific instance in which it is given.

10.10. Further Assurances. Each party hereto shall execute and/or cause to be delivered to the other party hereto such instruments and other documents, and shall take such other actions, as such other party may reasonably request for the purpose of carrying out or evidencing any of the transactions contemplated by this Agreement.

10.11. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

10.12. Entire Agreement. This Agreement, including any Addenda, Exhibits or Schedules hereto, completely and exclusively state the Agreement of the Parties regarding only to the particular subject matter contained herein, and supersede all prior agreements and understandings, whether written or oral, with respect to the subject matter of this Agreement. This Agreement shall not be modified except by a subsequently dated written amendment (e.g., Addendum) or appendix signed on behalf of NeuStar and Company by their duly authorized representatives.